EXHIBIT 99.1

INSTRUCTIONS

AS TO USE OF

BIOFUEL ENERGY CORP.

RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT OR YOUR BANK OR BROKER

AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by BioFuel Energy Corp., a Delaware corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock (the “Common Stock”), as described in the Company’s prospectus (the “Prospectus”) dated [●], 2014. Record Holders of Common Stock as of 5:00 p.m., New York City time, on September 15, 2014 (the “Record Date”), are receiving transferable subscription rights (the “Rights”) to purchase 2.2445 shares (the “Shares”) of Common Stock per Right (subject to rounding as described in the Prospectus). Each Record Holder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege (as defined below) and the Over-Subscription Privilege (as defined below) will be eliminated by rounding down to the nearest whole share. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on October 17, 2014 (as it may be extended, the “Expiration Date”), unless extended by the Company as described in the Prospectus. After the Expiration Date, unexercised Rights will be null and void.

Payments received after 5:00 p.m., New York City time, on the Expiration Date will not be honored, and Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will return any such payment to you, without interest, as soon as practicable. The Company may determine to extend the subscription period, and thereby postpone the Expiration Date. Any extension of the Rights Offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

The Common Stock is traded on The NASDAQ Capital Market (“NASDAQ”) under the symbol “BIOF”. The Rights will be evidenced by Rights certificates (the “Rights Certificates”), which the Company plans to distribute as soon as practicable after the Record Date and which will be transferable. The Company intends to list the Rights for trading on NASDAQ under the symbol “BIOFR” during the course of the Rights Offering. As a result, holders of Rights may transfer or sell their Rights if they do not want to purchase any shares of Common Stock pursuant to the Rights Offering. The Rights, however, are a new issue of securities with no prior trading market, and the Company cannot give any assurance that the Rights will trade on NASDAQ, that a market for the Rights will develop or, if a market does develop, whether it will be sustainable throughout the period when the Rights are transferable or at what price the Rights will trade. In addition, the transferee of a Right will be able to exercise the Basic Subscription Privilege attendant to such Right but will only be allocated Shares pursuant to the Over-Subscription Privilege to the extent such transferee holds Common Stock as of the Record Date.

Each Right entitles the holder thereof to purchase 2.2445 Shares (subject to rounding as described in the Prospectus) (the “Basic Subscription Privilege”) at a cash price of $5.00 per Share (the “Rights Price”). In addition, Rights holders are entitled to subscribe for an additional amount of Shares equal to up to 100% of the Shares for which they were entitled to subscribe pursuant to their Basic Subscription Privilege (the “Over-Subscription Privilege”). Third Point (as defined in the Prospectus) has agreed to fully exercise its Over-Subscription Privilege (the “Third Point Over-Subscription Privilege”) and it will receive any available over-subscription shares prior to such shares being allocated to other holders, up to the Third Point Ownership Threshold (as defined in the Prospectus). If there is a sufficient number of Shares (the “Excess Shares”) available to fully satisfy the Over-Subscription Privilege requests of all holders following the exercise of Rights under all Basic Subscription Privileges and the exercise of the Third Point Over-Subscription Privilege, all over-subscription requests will be honored in full. If insufficient Shares are available to fully satisfy the Over-Subscription Privilege requests of all holders following the exercise of Rights under all Basic Subscription Privileges and the exercise of the Third Point Over-Subscription Privilege, the available unsubscribed Shares will be distributed proportionately among those holders who exercised their Over-Subscription Privilege based on the number of Shares each holder subscribed for pursuant to their Over-Subscription Privilege. Fractional Shares resulting from the proportionate distribution of unsubscribed Shares pursuant to the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

The number of Rights to which you are entitled under your Basic Subscription Privilege is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Basic Subscription Privilege and Over-Subscription Privilege by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided, in accordance with these instructions and the terms set forth in the Prospectus.

YOUR RIGHTS CERTIFICATES AND SUBSCRIPTION PAYMENT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, BY 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED ITS SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT ANY VALUE.

1. Method of Subscription-Exercise of Rights

Rights are evidenced by transferable Rights Certificates. Rights may be exercised by registered holders of shares of Common Stock by completing and signing the Rights Certificate and delivering the completed and duly executed Rights Certificate, together with any required signature guarantees and the full subscription payment, to the Subscription Agent at the address set forth below. Completed Rights Certificates and related payments must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

If you are a beneficial owner of shares of Common Stock that are registered in the name of a broker, dealer, custodian bank or other nominee and you wish to exercise your Rights, you should instruct your broker, dealer, custodian bank or other nominee to exercise your Rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on the Expiration Date. We will ask your Record Holder to notify you of the Rights Offering. You should complete and return to your Record Holder the appropriate subscription documentation you receive from your Record Holder. Your Rights will not be considered exercised unless the Subscription Agent receives from your broker, dealer, custodian bank or other nominee all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on the Expiration Date.

Payments must be made in full in U.S. currency by certified or cashier’s check payable to the Subscription Agent, drawn upon a U.S. bank, or wire transfer. Such payment will be deemed to have been received by the Subscription Agent immediately upon receipt. Personal checks will not be accepted.

All exercises of Rights are irrevocable. Once you send in your Rights Certificate and payment, you cannot revoke the exercise of either your Basic Subscription Privilege or Over-Subscription Privilege, even if the market price of the Common Stock is below the Subscription Price. You should not exercise your Rights unless you are certain that you wish to purchase Shares at the Rights Price.

The Company and the Subscription Agent will accept only properly completed and duly executed Rights Certificates actually received at any of the addresses listed below, prior to 5:00 p.m., New York City time, on the Expiration Date.

By Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: Reorganization Department P.O. Box 1317 Brentwood, NY 11717	By Hand or Overnight Courier: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by the Company. DO NOT SEND THIS RIGHTS CERTIFICATE DIRECTLY TO BIOFUEL ENERGY CORP.

2. Issuance of Shares

Stockholders whose Common Stock is held of record by Cede & Co. or by any other depository or nominee on their behalf or on behalf of their broker, dealer, custodian bank or other nominee will have any Shares that they acquire credited to the account of Cede & Co. or the other depository or nominee. Any such crediting will occur as soon as practicable after the Rights Offering has expired, payment for the Shares subscribed for has cleared, all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected and the Acquisition (as defined in the Prospectus) has been consummated.

3. Execution

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing on behalf of the registered holder and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Signature Guarantees. Your signature must be guaranteed in Form 5 by an Eligible Guarantor Institution (as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended), unless you are an Eligible Guarantor Institution or your Rights Certificate provides that Shares are to be delivered to you as record holder of those Rights at your registered address.

4. Method of Delivery

The method of delivery of Rights Certificates and payment of the all subscription payments to the Subscription Agent will be at the election and risk of the Rights holder. If sent by mail, it is recommended that such certificates and payments be sent by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date.

5. Method of Transferring Rights

Holders of Rights may transfer all or a portion of the Rights distributed to them by following the instructions on their Rights Certificate. Any portion of the Rights evidenced by a Rights Certificate representing whole and not any fractional Rights may be transferred by delivering to the Subscription Agent a Rights Certificate properly endorsed for transfer, with instructions to register that portion of the Rights indicated in the name of the transferee and to issue a new Rights Certificate to the transferee evidencing the transferred Rights. Holders of Rights wishing to transfer all or a portion of their Rights should allow a sufficient amount of time prior to the expiration of the Rights Offering for the transfer instructions to be received and processed by the Subscription Agent. Once processed by the Subscription Agent, the transferee receiving all or a portion of the transferred Rights will need sufficient time to exercise or sell the Rights evidenced by the new Rights Certificates received by such transferee. Holders that transfer Rights will also need adequate time to obtain a new Rights Certificate representing their remaining Rights, if any. The required time will depend upon the method by which delivery of the Rights Certificates and payment is made and the number of transactions a transferring Holder instructs the Subscription Agent to effect. Please bear in mind that the Rights Offering has a limited period. Neither the Company nor the Subscription Agent shall have any liability to a transferee or to a holder of Rights transferring its Rights if Rights Certificates, other required subscription documents or subscription payments are not received in time for exercise or sale prior to the expiration of the Rights Offering.